Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2021 relating to the consolidated financial statements, which appears in Pixelworks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ Armanino LLP
San Ramon, California

May 28, 2021